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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 13)

                               INTEL CORPORATION
                               -----------------
                                (NAME OF ISSUER)

                         COMMON STOCK ($.001 PAR VALUE)
                         ------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                  458140 10 0
                                 --------------
                                 (CUSIP NUMBER)

Check the following box if a fee is being paid with this statement [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item I; and has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 3 Pages

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CUSIP No. 458140 10 0                 13G                     Page 2 of 3 Pages

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   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Gordon Earle Moore, ###-##-####

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.A.
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                        45,996,726
                        --------------------------------------------------------
       NUMBER OF        6       SHARED VOTING POWER
         SHARES
      BENEFICIALLY                      0
     OWNED BY EACH      --------------------------------------------------------
       REPORTING        7       SOLE DISPOSITIVE POWER
      PERSON WITH
                                        45,996,726
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                        0
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   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                45,996,726
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
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  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                5.6%
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  12    TYPE OF REPORTING PERSON*

                IN
--------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT!


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CUSIP NO. 458140 10 0                   13G                   Page 3 of 3 Pages


ITEM 1.         (a)  Name of Issuer: Intel Corporation
                (b)  Address of Issuer's Principal Executive Offices:
                     2200 Mission College Blvd.
                     Santa Clara, CA 95052

ITEM 2.         (a)  Name of Person Filing: Gordon Earle Moore
                (b)  Address of Principal Business Office or, if None,
                     Residence:
                     2200 Mission College Blvd.
                     Santa Clara, CA 95052
                (c)  Citizenship: U.S.
                (d) Title of Class of Securities: Common Stock ($.001 par value)
                (e)  CUSIP Number: 458140 10 0

ITEM 3.         Inapplicable

ITEM 4.         Ownership
                (a)  Amount beneficially owned: 45,996,726
                (b)  Percent of class: 5.6%
                (c)  Number of shares as to which such person has
                     (i)    Sole power to vote or to direct to the vote:
                            45,996,726
                     (ii)   Shared power to vote or to direct the vote: 0
                     (iii) Sole power to dispose or to direct the disposition of: 45,996,726
                     (iv) Shares power to dispose or to direct the disposition of: 0

ITEM 5.         Inapplicable

ITEM 6.         Inapplicable

ITEM 7.         Inapplicable

ITEM 8.         Inapplicable

ITEM 9.         Inapplicable

ITEM 10.        Inapplicable


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               February 2, 1996
                                     ------------------------------------
                                                     Date


                                             /s/ Gordon E. Moore
                                     ------------------------------------
                                                  Signature


                                               Gordon E. Moore
                                     ------------------------------------
                                                  Name/Title


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